EXHIBIT 10.27
BROADRIDGE FINANCIAL SOLUTIONS, INC.
Clawback Policy
1.    Persons Subject to this Policy. This Policy is applicable to all current and former executive officers (as defined in Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Broadridge Financial Solutions, Inc. (the “Company”). This Policy will also apply to such other employees, or classes of employees, of the Company as may be determined from time to time by the Company’s Board of Directors or the Compensation Committee of the Board (collectively, the “Board”). Except as the Board may otherwise determine, the Compensation Committee shall administer this Policy. Each person to whom this Policy applies is referred to herein as a “Covered Person”.
2.     Definitions.
    (a) “Accounting Restatement” means an accounting restatement required due to material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(b) “Financial Reporting Measure(s)” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return. A financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”).
    (c) “Incentive-Based Compensation” means any incentive based compensation, including compensation that is granted, earned, or vested based wholly or in part upon the attainment of any Financial Reporting Measure, such as cash, stock options, restricted stock units and other equity awards under the Company’s long-term incentive plans awarded to a Covered Person as compensation. Incentive-Based Compensation does not include awards that vest solely on the basis of completion of a specified employment period, awards that vest solely upon the occurrence of certain non-financial events or strategic event, salaries, discretionary bonuses, or bonuses paid based on subjective standards.
(d) “Intentional Misconduct” is intended to include reckless conduct (meaning any highly unreasonable act or omission, involving not merely simple, or even inexcusable negligence, but an extreme departure from the standards of ordinary care, and that is either known to the executive or is so obvious the executive must have been aware of it), but is not intended to include negligent conduct or grossly negligent conduct not meeting that definition. Further, the term “intentional misconduct” shall not include conduct in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company.
(e) “Look-Back Period” means the three completed fiscal years immediately preceding the date the Company is required to prepare an Accounting Restatement. The Look-Back Period starts on the earlier of (i) the date the Company’s Board, a committee of the Board, or management, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement. In the event the Company changes its fiscal year, the Look-Back Period applicable to any transition period shall be as defined in Section 10D of the Exchange Act.
(f) “Received” means in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.
(g) “Reputational Damage” means Broadridge failing to meet the expectations of its clients, investors, employees, regulators or the public that results in a loss of confidence in Broadridge or its business as evidenced by a decline in Broadridge’s common stock price of 10% or more for at least 30 consecutive days, which decline is attributed to such failure by at least one securities analyst who normally follows the Company or article by a major national news source.

3.    Recovery of Excess Compensation Following an Accounting Restatement. In the event the Company is required to prepare an Accounting Restatement, the Company shall reasonably promptly recover, unless exempt pursuant to Section 10D of the Exchange Act and the Board has made such determination, from Covered Persons (without regard to any taxes paid thereon by the Covered Person and provided such person was a Covered Person during the applicable performance period) who Received Incentive-Based Compensation from the Company, based on erroneous data, during the Look-Back Period. The recovered amount shall in no event be greater than the difference between the amount that was received and the amount that would have been received based on the restated data. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Board shall determine the amount of any erroneously awarded compensation and the repayment schedule for each Covered Person in compliance with this Section 3.
4.    Recovery of Additional Amounts Upon an Accounting Restatement. In addition to (and without limiting) the provisions of Section 3 above, in the event that the Board, in its sole discretion, determines that a current or former Covered Person’s acts or omissions that contributed to the circumstances requiring an Accounting Restatement involved either: (i) Intentional Misconduct; (ii) an intentional violation of any Company written policy applicable to the Covered Person including, but not limited to, the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”) or any applicable legal or regulatory requirements in the course of the Covered Person’s employment by the Company; or (iii) fraud in the course of the Covered Person’s employment by the Company, then in each such case, the Company will (as determined by the Board in its sole discretion as appropriate based on the conduct involved) use reasonable efforts to recover from such Covered Person up to 100% of the Incentive-Based Compensation (without regard to any taxes paid thereon by the Covered Person), and not just the difference referred to in Section 3.
5.    Recovery Relating to Activity That Causes Specified Financial or Reputational Damage. In the event that the Board, in its sole discretion, determines that (1) a current or former Covered Person engaged in: (i) Intentional Misconduct; (ii) an intentional violation of any Company written policy applicable to the Covered Person including, but not limited to, the Code of Ethics, or any applicable legal or regulatory requirements in the course of the Covered Person’s employment by the Company; (iii) fraud in the course of the Covered Person’s employment by the Company; or (iv) a failure effectively to supervise an associate for whom the Covered Person had management responsibilities, and (2) such activity caused material financial damage or Reputational Damage to the Company (regardless of whether the Company was required to prepare an Accounting Restatement on account of such activity), then in each such case, the

Company will (as determined by the Board in its sole discretion as appropriate based on the conduct involved) use reasonable efforts to recover from such Covered Person up to 100% of such Covered Person’s Incentive-Based Compensation (without regard to any taxes paid thereon by the Covered Person) from the Company during the three-year period preceding the relevant activity.
6.    Inaccurate Performance Calculation. If the Board determines that Incentive-Based Compensation was based on performance achievement that was calculated by the Company in a materially inaccurate manner, the Board may recover from the Covered Person all or a portion of any excess Incentive-Based Compensation received by such Covered Person during the three-year period preceding the date of the discovery of the materially inaccurate performance calculation. The recovered amount shall in no event be greater than the difference between the amount that was received and the amount that would have been received based on the accurate performance achievement calculation.
7.     Method of Recoupment and/or Forfeiture. The Board shall determine, in its sole discretion, the method for recouping or cancelling, as the case may be, Incentive-Based Compensation hereunder, which may include, without limitation, any one or more of the following:
(a)requiring reimbursement of cash Incentive-Based Compensation previously paid;
(b)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
(c)cancelling or rescinding some or all outstanding vested or unvested equity-based awards;
(d)adjusting or withholding from unpaid compensation or other set-off;
(e)cancelling or setting-off against planned future grants of equity-based awards; and/or
(f)any other method permitted by applicable law or contract.
The Board is not required to take any of these steps if the Board concludes that doing so is not required by law, listing standard, or would not be in the best interests of the Company.
8.    Interpretation of Policy. This Policy will apply to Incentive-Based Compensation that is Received by a Covered Person after the adoption of this Policy (or, if later, the date on which such person becomes a Covered Person). This Policy will be interpreted in a manner that is consistent with any applicable rules or regulations adopted by the Securities and Exchange Commission or NYSE pursuant to Section 10D of the Exchange Act (the “Applicable Rules”) and any other applicable law and will otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Board. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances besides those specified above, nothing in this Policy will be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules. To the extent this Policy is in any manner deemed inconsistent with the Applicable Rules, this Policy shall be treated as retroactively amended to be compliant with such Applicable Rules. Moreover, nothing in this Policy shall be deemed to limit the Company’s right to terminate employment of any Covered Person, to seek recovery of other compensation paid to a Covered Person, or to pursue other rights or remedies available to the Company under applicable law.

9.    Not Exclusive. Any recoupment, forfeiture, or cancellation under this policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, incentive or equity compensation plan or award or other agreement and any other legal rights or remedies available to the Company.
10.    No Indemnification. The Company shall not indemnify or agree to indemnify any Covered Person against the loss of erroneously awarded compensation subject to this policy nor shall the Company pay or agree to pay any insurance premium to cover the loss of erroneously awarded compensation.
11.    Amendments. The Board may amend, modify or terminate this policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this policy or to comply with applicable laws and regulations.
12.    This Policy supercedes the Company’s clawback policy adopted by the Board on August 4, 2020 for awards made or Received after the adoption of this Policy.

Adopted by the Board of Directors effective October 2, 2023
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